Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163218, 333-114939, 333-101596, 333-84000, and 333-81681 on Form S-8 and Registration Statement No. 333-161055 on Form S-3 of our reports dated November 18, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation, and the effectiveness of Oshkosh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2010.

/S/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 18, 2010